Exhibit (i)(1)

                      [Letterhead of Debevoise & Plimpton]

The Haven Capital Management Trust                            FEBRUARY 25, 2002
655 Third Avenue
New York, New York 10017

Dear Sirs:

         You have requested our opinion in connection with your filing of Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A
(the "Post-Effective Amendment") under the Securities Act of 1933, as amended (the "Act"), of The Haven Capital Management Trust, a Delaware business trust (the "Trust"), and in connection therewith your registration of shares of beneficial interest, par value of $.001, of the Trust that have been classified as a series relating to the Haven Fund (the "Shares").

         We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

         We are of the opinion that:


                   1. The Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Trust of the consideration therefor as set forth in the Post-Effective Amendment and to the extent such Shares remain outstanding, the Shares have been and will be validly issued, fully paid and nonassessable.

         We express no opinion as to matters governed by any laws other than Chapter 38 of Title 12 of the Delaware Code entitled "Treatment of Delaware Business Trusts" and the federal laws of the United States. We consent to the filing of this opinion solely in connection with the Post-Effective Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                    Very truly yours,

                                                    /s/ Debevoise & Plimpton